EMPLOYMENT AGREEMENT

This Agreement is entered into as of the 3rd___ day of December________, 2004, by and between ARROW-MAGNOLIA INTERNATIONAL LP, a Texas limited partnership ("Employer"), and Fred Kenner ("Employee"). This agreement will be effective upon closing of the merger between ARROW-MAGNOLIA INTERNATIONAL LP and ARROW-MAGNOLIA INTERNATIONAL, INC.

                               RECITALS

A.	Employer desires to employ Employee and Employee desires to be employed by Employer to serve and perform such duties at such times and places and upon such terms and conditions as hereinafter provided;

B.	Contemporaneously with the execution hereof, a merger occurred whereby
Employer was the surviving entity and pursuant to which all stock owned by Employee in Employer's predecessor was purchased and, in consideration therefor, Employee has agreed to grant to Employer a covenant not to disclose certain information relating to Employer's business and a covenant not to compete with Employer;

C.	Employer and Employee desire to set forth in writing the terms and conditions of their agreement and understandings.

                            STATEMENT OF AGREEMENT

	NOW, THEREFORE, for good consideration, Employer and Employee agree as follows:

1. Employment. Employer hereby agrees to the employment of Employee and Employee hereby accepts the employment with Employer upon the terms and conditions herein stated.

2. Term. Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall begin as of the closing of the merger , and shall terminate thirty six (36) months thereafter ; provided, however, that the term of this Agreement shall be renewed and extended for an additional 1 year period if both Employer or Employee mutually agree in writing not less than six (6) months prior to the beginning of such additional 1 year period.

3. Compensation.

(a) Salary. For services rendered by Employee under this Agreement, Employer shall pay Employee a salary each year, payable in twenty-four
(24) equal semi-monthly installments, as follows:

Period                                     Annual Salary

Starting on the date of the closing        $150,000
of the merger and for the next 12
months

Starting at the end of the end of          $160,000
the first period, listed above, and
for the next 12 months

Starting at the end of the second          $170,000
period, listed above, and for the
next 12 months


(b) Bonuses. On or before 31 days following the end of the first period, listed above, , Employer shall also pay to Employee a bonus equal to a percentage, as set forth below, of Employee's annual salary for the first 12 month period based upon the gross revenues ("AMI Revenues") of Employer received during such 12 month period in accordance with the following:

AMI Annual Revenue Thresholds       Percentage of Annual Salary

If AMI Revenues equal or exceed            25%
$12,500,000 but are less than
$13,000,000

If AMI Revenues equal or exceed     50% plus an additional 1% for each
$13,000,000 but are less than       additional $20,000 of AMI Revenues
$14,000,000                         in excess of $13,000,000

If AMI Revenues exceed $14,000,000  100%

If the AMI Revenues exceed $14,250,000 the Employee will earn an additional $12,000.

The AMI Revenue Thresholds shall be reset by Employer for each subsequent calendar year and/or other incentive targets can be set. For purposes of this paragraph 3(b), AMI Revenues shall be calculated by the certified public accountant ("CPA") that normally prepares the financial statements
of Employer.   The determinations of the CPA shall be conclusive and
binding on all of the parties hereto.

(c) Tax Differential Payment. Employer shall pay to Employee, on or before April 1, 2005 the amount of $41,229 in cash.

(d) Automobile. Employer shall also provide to Employee the use of a mutually agreeable automobile that will be leased by the Company. The current automobile provided by Employer to Employee will be sold and the proceeds will be retained by Employer. During the term of this Agreement, Employer shall pay all reasonable maintenance and insurance expenses associated with such leased automobile. For a period of thirty
(30) days after termination of this Agreement, unless such termination is as a result of any of the "Cause Events," as hereinafter defined, Employer shall assign to Employee Employer's rights, if any, to purchase such automobile from the lessor.

(e) Withholding. The salary and any other compensation paid to Employee shall be subject to any and all such payroll and withholding deductions as are required by the laws of any jurisdiction, federal, state or local, with taxing authority with respect to such salary and other compensation.

4. Duties. To the best of Employee's ability, Employee shall serve as Employer's Vice President of Marketing in charge of house accounts and/or other activity as determined by the Employer. As requested by Employer, Employee shall be involved in all aspects of marketing and sales, participating in developing and implementing marketing and sales strategies, budgets, plans, hiring, training, mentoring and any other work assigned to Employee by Employer.

5. Extent of Services. Employee shall devote substantially all of Employee's time and energy during normal business hours to the furtherance of Employer's business. During the term of this Agreement, Employee shall not, directly or indirectly, alone or as a member of any business entity, or as an officer, director or stockholder of any corporation, be engaged in or concerned with any other commercial or business duties or pursuits which would require such substantial services on the part of Employee that Employee, in Employer's sole opinion, would be unable to perform the services required to be performed by Employee, as determined by the Employer.

6. Working Facilities and Staff. Employee shall be furnished with such facilities, staff and services as are suitable to Employee's position and adequate for the performance of Employee's duties.

7. Expenses. Employer will reimburse Employee for all such expenses which Employer, in Employer's sole discretion, deems are reasonably incurred for promoting the business of Employer, upon the presentation by Employee, on a timely basis, of an itemized account of such expenditures.

8. Vacations. During the term of this Agreement, Employee shall be entitled, during each year of employment with Employer, to a vacation in accordance with the established company policy of Employer, during which time Employee's compensation hereunder shall be paid in full.

9. Insurance Subsidy. During the term of the agreement, the Company shall pay 50% of the premium for mutually agreeable disability insurance policy which Employee has already obtained. Additionally, during this time the Company shall pay the premium (currently $ 1,000 annually) for a $100,000 life insurance policy, with Employee's spouse as beneficiary.

10. Fringe Benefits. During the term of this Agreement, Employer shall provide to Employee and Employee shall be entitled to participate in such group medical insurance, pension, profit sharing, life insurance and other employee benefit plans on terms and conditions as are comparable to vice presidents employed by Employer.

11. Disability and Death. If Employee is unable to perform Employee's services by reason of illness or incapacity for a period of more than thirty
(30) consecutive days, the compensation otherwise payable to Employee during the continued period of such illness or incapacity shall be reduced by fifty percent (50%), net of disability insurance. Employee's full compensation shall be reinstated upon Employee's return to employment and the discharge of Employee's full duties hereunder. Notwithstanding anything herein to the contrary, Employer may terminate this Agreement at any time after Employee shall be absent from Employee's employment, for whatever cause, for a continuous period of more than forty-five (45) consecutive days or absence of 50% or more of normal work hours during any three month period, and all obligations of the Employer hereunder, including Employer's obligation to pay Employee the compensation provided in paragraph 3 hereof, shall immediately cease upon any such termination. All of Employer's obligation hereunder, including Employer's obligation to pay Employee the compensation provided in paragraph 3 hereof, shall cease immediately upon Employee's death. The determination of all periods of time under this paragraph 11 shall be calculated by including (and counting) all vacation days, weekends, holidays and other days off which occur within the applicable period.

12. 	Termination for Cause.  Employer may terminate Employee's employment under this Agreement upon (10) days' notice to Employee after the occurrence of any of the following events ("Cause Events").

(a) Any failure by Employee to faithfully perform the covenants and agreements of Employee herein stated if such breach and/or failure to perform is not remedied within thirty (30) days after written notice thereof from the Company specifying in reasonable detail the nature of the breach or failure and the steps necessary to remedy;

(b) Willful, gross misconduct by Employee in connection with the performance of the covenants and agreements of Employee herein stated;

(c) If Employee violates any law, rule or regulation which violation materially adversely affects Employer;

(d) If Employee violates any of the provisions of paragraphs 15 or 16;

(e) If Employee converts any property of Employer;

(f) If Employee is convicted of any felony; or

(g) If Employee is convicted of any lesser crime or offense involving property or business of Employer.

In the event of a dispute as to whether a Cause Event has occurred, upon the request of Employer or Employee, such dispute shall be resolved pursuant to the expedited procedures of the commercial arbitration rules of the American Arbitration Association regardless of the amount in controversy, with each party to bear its own arbitration costs and expenses. The parties stipulate that the hearing locale for any such arbitration proceeding will be Dallas, Texas. Judgment upon the award rendered as a result of such arbitration may be entered in any court having jurisdiction thereof. The parties further stipulate that the provisions hereof shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any controversy or dispute arising out of or relating to whether a Cause Event has occurred. Upon termination of Employee's employment under this Agreement as a result of a Cause Event, all of Employer's obligation hereunder, including Employer's obligation to pay Employee the compensation provided in paragraph 3 hereof, shall immediately cease. Nothing contained herein shall be construed as limiting in any manner any of the rights or remedies available to Employer pursuant to this Agreement or otherwise with respect to such Cause Event.

13. Expiration of Term. In the event this Agreement is terminated due to expiration of the term of this Agreement as set forth in paragraph 2 hereof, all of Employer's obligations hereunder, including Employer's obligation to pay Employee the compensation provided in paragraph 3 hereof, shall immediately cease.

14. Other Termination by Employer. Employment hereunder is at will and in the event Employer terminates Employee's employment hereunder for any reason other than as provided in paragraphs 11, 12 or 13, Employee will continue to receive for one year the salary provided in paragraph 3(a) above and a continuation under the employee group term medical insurance plan for a period of one year. Employee will have the option to buy out the automobile lease as set forth in paragraph 3(c) above. All other benefits will be terminated and all of Employer's other obligations hereunder shall immediately cease.

15. Disclosure of Information. Employee acknowledges that, in and as a result of Employee's employment with Employer, Employee has and will be making use of, acquiring, developing and/or adding to confidential information of special and unique value relating to such matters as Employer's products, trade secrets, systems, procedures, manuals, confidential reports, customer and supplier lists, and other information, data and displays, whether or not patented or copyrighted, as well as the nature and type of product sold by Employer, the identity of Employer's suppliers and customers, the products and methods used and preferred by Employer's customers, and the prices paid by such customers (collectively hereinafter referred to as the "Confidential Information"). As a material inducement to Employer to enter into this Agreement and to pay to Employee the compensation referred to in paragraph 3 hereof (as well as any additional benefits referred to herein), Employee covenants and agrees that Employee and Employee's partners, agents, representatives, servants, employers, employees and any and all other persons acting, directly or indirectly, for or with Employee shall not, at any time during or following the term of Employee's employment hereunder, directly or indirectly, for any purpose whatsoever, divulge or disclose any of the Confidential Information which has been obtained by or disclosed to Employee and shall not at any time during or following the term of Employee's employment hereunder, directly or indirectly, use, for any purpose whatsoever, any of the Confidential Information for Employee's benefit or for any purpose, whether or not beneficial to Employee, except for the purpose of permitting Employee to perform the services for Employer contemplated by this Agreement. Employee further covenants and agrees that all such Confidential Information shall be the exclusive property of Employer and, upon the expiration of this Agreement, Employee shall deliver to Employer all Confidential Information then in the possession, custody or control of Employee and without regard to the form in which such Confidential Information is stored or the media for storage for such Confidential Information.

16. 	Covenants Against Competition.  Employee acknowledges that Employee's services to be rendered hereunder are of a special and unusual character that have a unique value to Employer, the loss of which cannot adequately be compensated by damages in an action at law. In view of the unique value to Employer of the services of Employee for which Employer has contracted hereunder, in consideration of the amounts paid to Employee for the purchase of Employee's stock in Employer's predecessor, and as a material inducement to Employer to enter into this Agreement, and to pay to Employee the compensation referred to in paragraph 3 hereof, (as well as any additional benefits referred to herein), Employee covenants and agrees that Employee and Employee's partners, agents, representatives, servants, employers, employees and any and all other persons acting, directly or indirectly, for or with Employee shall not, during the term of this Agreement and for a period of three (3) years thereafter, within the continental United
States:

(a) Distribute or offer for sale, whether as agent, sales representative, distributor or otherwise, any product competitive with any product then sold by Employer;

(b) Engage in, directly or indirectly, any business in competition with any business of Employer then existing; or

(c) Solicit for employment or employ any employee of Employer.

17. Reasonableness of Restrictions. Employee has carefully read and considered the provisions of paragraph 15 and 16 hereof and having done so, agrees that the restrictions set forth in such paragraphs (including, but not limited to, the time period restriction and the geographical areas of restriction set forth in paragraphs 15 and 16) are fair and reasonable and are reasonably required for the protection of the interests of Employer, its officers, directors and other employees. Notwithstanding the foregoing, in the event that any of the provisions of paragraphs 15 and 16 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not included therein. In the event that any provision of paragraph 15 or 16 relating to time period and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, such time period and/or areas of restriction shall be deemed to become and thereafter be the maximum time period and/or areas which such court deems reasonable and enforceable.

18. Equitable Relief; Accounting for Profits. In the event of a breach or threatened breach of any of the provisions of paragraphs 15 or 16, Employer, in addition to and not in limitation of any other rights or remedies available to Employer at law or in equity, shall be entitled to a permanent injunction in order to prevent or to restrain any such breach by Employee or by Employee's partners, agents, representatives, servants, employers, employees and/or any and all persons, directly or indirectly, acting for or with Employee. Employee further covenants and agrees that if Employee shall violate any of Employee's covenants and agreements pursuant to paragraphs 15 and 16 above, Employer shall also be entitled to an accounting and repayment of all profits, compensations, commissions, remunerations and/or other benefits which Employee, directly or indirectly, may realize as a result of, growing out of or in connection with, any such violation. Such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies that Employer is or may be entitled to at law or in equity or under this Agreement. In any action brought by Employer against Employee for the breach of this Agreement, Employer shall be entitled to recover Employer's costs and expenses, including expert witness fees and reasonable attorneys' fees.

19. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and shall be deemed to have been given if personally delivered or if deposited in the United States mail, by certified mail, with proper postage prepaid thereon, addressed as follows:

	If to Employer:
      ARROW-MAGNOLIA INTERNATIONAL LP
	2646 Rodney Lane
	Dallas, Texas 75229
	Attention:  Ms. Tanya Shaw


	If to Employee:
      Fred Kenner
	2646 Rodney Lane
	Dallas, Texas 75229

or to such other address as either party may hereafter advise the other by notice given in accordance with the provisions hereof.

20. Waiver of Breach. The waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

21. Assignment. Employer may assign this Agreement to any successor in interest of Employer's business. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer and Employee; provided, however, that Employee may not assign this Agreement without the prior written consent of Employer.

22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

23. Governing Law. This Agreement shall be construed in accordance with, and the rights and duties of the parties hereto shall be governed by, the internal laws of the State of Texas.

24. Entire Agreement. This instrument contains the entire Agreement of the parties pertaining to Employee's employment by Employer, superseding all other agreements, whether oral or written, express or implied. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

25. Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof.

26. 	Construction.  Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party.

	IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above set forth.

ARROW-MAGNOLIA INTERNATIONAL LP
By AM Management LLC, General
Partner


By
___________________________________
Tanya Shaw, Manager

Employer




________________________________________
Fred Kenner

Employee